BlackRock Liquidity Funds (the "Trust"):  TempCash (the "Fund")
77D(a)(g)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(a)(g) of Form
N-SAR, a description of changes to the Fund's investment strategies that became effective on February 28, 2017.


BlackRock Liquidity Funds (the "Trust"):  TempCash (the "Fund")
77D(a)(g)

Policies with respect to security investments

On November 17, 2016, the Board of Trustees of the Trust, on behalf of the Fund, approved changes to the Fund's investment policies. Under the new investment policies, under normal market conditions, at least 25% and normally a substantial portion of the Fund's total assets will be invested in obligations of issuers in the financial services industry and repurchase agreements secured by such obligations. The Fund invests in securities maturing in 397 days or less (with certain exceptions) and the portfolio will have a dollar-weighted average maturity of 60 days or less and a dollar-weighted average life of 120 days or less. These changes became effective on February 28, 2017.